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                                                                       EXHIBIT 4

               RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES
               AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
                             OF THE BANC CORPORATION

      The undersigned, C. Stanley Bailey and F. Hampton McFadden, Jr., the duly elected and acting Chief Executive and Secretary, respectively, of The Banc Corporation, a Delaware corporation (the "Corporation"), do hereby certify that, pursuant to the authority conferred upon the Board of Directors (the "Board of Directors") by the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), on June 15, 2005, the Board of Directors adopted the following resolution amending and restating the rights and preferences of a series of preferred stock of the Corporation designated as Series A Convertible Preferred Stock, as previously set forth in a Certificate of Designation of Preferences and Rights of Series A Preferred Stock of The Banc Corporation dated May 23, 2003 and filed in the Office of the Secretary of State of Delaware on May 28, 2003:

      Whereas, pursuant to Article IV of the Certificate of Incorporation, authority was expressly vested in the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL") to authorize preferred stock with such powers, designations, preferences and relative participation, optional or other special rights, classifications, limitations or restrictions thereof as said Board of Directors may deem appropriate;

      Whereas, on May 18, 2003, the Board of Directors fixed and deemed such matters with respect to the Corporation's capital stock classified as Series A Convertible Preferred Stock consisting of 1,000,000 shares with a $.001 per share par value;

      Whereas, on May 23, 2003, the appropriate officers of the Corporation, acting pursuant to the direction of the Board of Directors, executed a Certificate of Designation of Preferences and Rights of Series A Preferred Stock of The Banc Corporation (the "Original Certificate"), which was filed in the Office of the Secretary of State of Delaware on May 28, 2003;

      Whereas, pursuant to Section 6 of the Original Certificate, the Board of Directors has the power to amend the rights, preferences and privileges of the Series A Convertible Preferred Stock without the approval of the holders thereof so long as such amendment does not adversely affect such series; and

      Whereas, the Board of Directors has determined that it is advisable to amend Section 4.1 of the Original Certificate to provide for the conversion of shares of Series A Convertible Preferred Stock at any time beginning July 1, 2005, which amendment is expressly determined not to adversely affect such series;

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                   NOW, THEREFORE, BE IT RESOLVED AS FOLLOWS:

      The Board of Directors hereby (i) amends such Section 4.1 to be and read as set forth below, and (ii) authorizes and directs the proper officers of the Corporation to execute and caused to be filed with the proper authorities a Restated Certificate of Designation of Preferences and Rights of Series A Preferred Stock of The Banc Corporation in the form set forth below:

      Description of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock of the Corporation (the "Series A Convertible Preferred Stock," sometimes referred to herein as the "Series A Convertible Preferred Shares") shall consist of 1,000,000 shares, each share having the par value of $.001 per share. All Series A Convertible Preferred Shares shall be identical with each other in all respects.

SECTION 1. DIVIDENDS ON SERIES A CONVERTIBLE PREFERRED STOCK.

      1.1 General Dividend Obligation. The Corporation shall pay to the holders of the Series A Convertible Preferred Stock, out of the assets of the Corporation at any time available for the payment of dividends under the provisions of the DGCL, preferential dividends at the times and in the amounts provided for herein.

      1.2 Accrual of Dividends. Dividends on each Series A Convertible Preferred Share shall not be cumulative. Dividends shall accrue on each Series A Convertible Preferred Share (at the rate and in the manner prescribed in this Subsection 1.2 and in Subsections 1.3 and 1.4 hereof) from and including the date of issuance of such Series A Convertible Preferred Share to and including the date that is the earliest to occur of (a) the date on which payment equal to the Redemption Price (as hereinafter defined) of such Series A Convertible Preferred Share shall have been paid in the manner prescribed in Section 2 hereof; or (b) the date on which such Series A Convertible Preferred Share shall have become converted into shares of Corporation Common Stock (the "Common Stock") in the manner prescribed in Section 4 hereof. For purposes of this Section, the date on which the Corporation shall initially issue any Series A Convertible Preferred Share shall be deemed to be the "date of issuance" of such Series A Convertible Preferred Share regardless of how many times transfer of such Series A Convertible Preferred Share shall be made on stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series A Convertible Preferred Share (whether by reason of transfers of such Series A Convertible Preferred Share or for any other reason).

      1.3 Payment of Dividends. Dividends shall accrue on the Liquidation Value (as defined in Subsection 3.1) of each Series A Convertible Preferred Share at a per annum rate of interest, reset semi-annually on June 1 and December 1 each year beginning December 1, 2003, equal to LIBOR, as determined on the immediately preceding LIBOR determination date as set by the Board of Directors, plus 575 basis points, provided that the rate of interest may not exceed 12.5%. Dividends shall be payable on the Series A Convertible Preferred Stock on each June 1 and December 1, beginning December 1, 2003, and each such day is herein called a "Dividend Payment Date." On each Dividend Payment Date all dividends which shall have accrued on each Series A Convertible Preferred Share then outstanding during the six months ending upon such Dividend Payment Date shall be deemed to become "due" for all purposes of this Subsection 1.3 regardless of whether the Corporation shall be able or legally permitted to pay

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such dividend on such Dividend Payment Date. If any dividend on any Series A
Convertible Preferred Share shall for any legally permissible reason not be paid at the time such dividend shall become due, then such dividend shall pass and not cumulate. In the event that any dividends remain accrued but unpaid at the time of any conversion or redemption of any of the Series A Convertible Preferred Stock as set forth herein, such accrued but unpaid dividends shall be paid in accordance with this paragraph, notwithstanding such conversion or redemption.

      1.4 Distribution of Partial Dividend Payments. If at any time the Corporation shall pay less than the total amount of dividends due on outstanding Series A Convertible Preferred Stock at the time of such payment, such payment shall be distributed among the holders of the Series A Convertible Preferred Stock so that an equal amount shall be paid with respect to each outstanding Series A Convertible Preferred Share.

SECTION 2. REDEMPTION.

      From the date of issuance, in the case of an event described in Subsection
3.2 hereof and, otherwise, on or after June 1, 2003, the Corporation shall have the right, at its option and by resolution of its Board of Directors, at any time it may lawfully do so, to redeem all or any portion of the outstanding Series A Convertible Preferred Shares. Each Series A Convertible Preferred Share to be so redeemed shall be redeemed against payment of an amount in cash equal to the Liquidation Value of such Series A Convertible Preferred Share multiplied by the following redemption premiums, plus, in each case, all accrued but unpaid dividends thereon to the date fixed for redemption (the "Redemption Price").

      If redeemed during the twelve-month period beginning June 1:

2003                  105%*
2004                  104%
2005                  103%
2006                  102%
2007                  101%
2008 and thereafter   100%

* The Series A Convertible Preferred Stock may be redeemed by the Corporation prior to April 1, 2004 for 106%, if prior to April 1, 2004, the Corporation shall enter into a merger, consolidation or reorganization in which the Corporation is not the surviving entity.

      In the event the Corporation elects to redeem less than all of the outstanding Series A Convertible Preferred Shares, it shall effect such redemption ratably according to the number of Series A Convertible Preferred Shares held by each holder of the then outstanding Series A Convertible Preferred Stock.

      Notice of such redemption (the "Redemption Notice") specifying the date fixed for said redemption (the "Redemption Date"), the Redemption Price, the place where the amount to be paid upon redemption is payable and the date on which Conversion Rights (as hereinafter defined) as to such Series A Convertible Preferred Shares terminate and calling upon such holder to surrender his certificate or certificates representing the Series A Convertible Preferred Shares to be redeemed to the Corporation in the manner and at the place to be designated in such Redemption Notice, shall be mailed, postage prepaid, at least forty-five (45) days but not more than ninety (90) days prior to said Redemption Date to the holders of record of the Series A

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Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation. On or after the Redemption Date, each holder of shares of the Series A Convertible Preferred Stock to be redeemed shall surrender his certificate or certificates representing such Series A Convertible Preferred Shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the amount payable upon redemption shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event that less than all of the Series A Convertible Preferred Shares represented by such certificate or certificates are redeemed, a new certificate shall be issued representing the unredeemed Series A Convertible Preferred Shares. All Series A Convertible Preferred Shares so redeemed shall be canceled and retired and not reissued.

      If the Redemption Notice shall have been so mailed, and if, on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the account of the holders of the Series A Convertible Preferred Shares to be redeemed, so as to be and to continue to be available therefor, then, on and after said Redemption Date, notwithstanding that any certificate for Series A Convertible Preferred Shares so called for redemption shall not have been surrendered for cancellation, the Series A Convertible Preferred Shares so called for redemption represented by any such unsurrendered certificate shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease, and all rights with respect to such Series A Convertible Preferred Shares so called for redemption shall forthwith cease and terminate, except the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof but without any interest.

      If the funds of the Corporation legally available for redemption on any Redemption Date are insufficient to redeem the total number of Series A Convertible Preferred Shares to be redeemed on such Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of Series A Convertible Preferred Shares ratably among the holders of such Series A Convertible Preferred Shares to be redeemed. The Series A Convertible Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

SECTION 3. PREFERENCE ON LIQUIDATION.

      3.1 Series A Preference. In the event of any liquidation, dissolution, involuntary or voluntary corporate reorganization under the federal bankruptcy laws or similar state laws, or winding up of the Corporation, the holders of Series A Convertible Preferred Shares then outstanding shall be senior to any other class or series of capital stock of the Corporation, and shall be entitled to be paid out of the assets and surplus funds of the Corporation available for distribution to its stockholders, and before any payment shall be made to the holders of any shares of Common Stock, an amount equal to $100.00 per Series A Convertible Preferred Share (the "Liquidation Value") plus declared but unpaid dividends thereon (on a non-cumulative basis) to the date fixed for distribution. If upon any such liquidation, dissolution, bankruptcy or winding up of the Corporation the assets and surplus funds of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Convertible Preferred Stock the full amounts to which they are entitled, the holders of the Series A

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Convertible Preferred Stock shall share ratably in the distribution of such assets and surplus funds in proportion to the full preferential amounts to which each such holder is otherwise entitled.

      3.2 Effect of Merger or Asset Sale. The merger or consolidation of the Corporation into or with another corporation or other entity or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization, the sale of all or substantially all the assets of the Corporation, or a transaction or series of related transactions by the Corporation in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, shall not be deemed to be a liquidation, dissolution, bankruptcy or winding up of the Corporation for purposes of this Section 3.

SECTION 4. CONVERSION.

      The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      4.1 Right to Convert. Each Series A Convertible Preferred Share shall be convertible, at the option of the holder thereof, without payment of additional consideration, at any time beginning July 1, 2005, at the office of the Corporation or the transfer agent, if any, for such Series A Convertible Preferred Stock, into fully-paid and nonassessable shares of Common Stock as set forth in Subsections 4.2 and 4.5 hereof. Notwithstanding the foregoing, in the event of the mailing of a Redemption Notice with respect to any Series A Convertible Preferred Share pursuant to Section 2 hereof, the Conversion Rights shall terminate as to the number of Series A Convertible Preferred Shares designated for redemption at the close of business on the fifth day prior to the Redemption Date, unless default is made in payment of the Redemption Price, in which case the Conversion Rights for such Series A Convertible Preferred Shares shall continue until such default is remedied.

      4.2 Conversion Price. The Series A Convertible Preferred Stock shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price, as hereinafter defined, in effect at the time of conversion into the Liquidation Value. The price at which shares of Common Stock shall be deliverable upon conversion of Series A Convertible Preferred Stock shall initially be $8.00 per share of Common Stock (the "Conversion Price"). Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

      4.3 Mechanics of Conversion. Before any holder of the Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of the transfer agent, if any, for such Series A Convertible Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such converted Series A Convertible Preferred Shares were convertible on the Conversion Date, as hereinafter defined. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such
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surrender of the Series A Convertible Preferred Shares (the "Conversion Date").
The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date.

      4.4 Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of Series A Convertible Preferred Shares. If more than one Series A Convertible Preferred Share shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Convertible Preferred Shares so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any Series A Convertible Preferred Shares, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then current market price.

      4.5 Conversion Price Adjustments. In the event of any of the following (a "Conversion Price Adjustment Event"): (a) any event described in Section 3.2 hereof; (b) any issuance of Common Stock for less than 75% of the then market value of the Common Stock; provided however that this clause (b) shall not be deemed to include Common Stock issued pursuant to any Stock Option, Restricted Stock or any other like employee benefit plan, agreement or contract; (c) any issuance of a Common Stock dividend; (d) any subdivision of shares of Common Stock; (e) any consolidation of shares of Common Stock; or (f) any other event that would cause - (i) the number of shares of Common Stock or (ii) the proportion of stockholders' equity represented by Common Stock -- to be received upon conversion of a Series A Convertible Preferred Share to be less than it would have been absent such event then:

      The Conversion Price shall be adjusted such that the holder of a Series A Preferred Share shall receive upon conversion of such share, that consideration equal in value and kind that such holder would have received had such holder converted his Series A Preferred Share immediately prior to the occurrence of the Conversion Price Adjustment Event.

      4.6 Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Subsection 4.5, the Corporation shall forthwith file, at the office of the transfer agent, if any, for the Series A Convertible Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of Series A Convertible Preferred Shares at the holder's address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable.

      4.7 Treasury Stock. For the purposes of this Section 4, the sale or other disposition of Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

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      4.8 Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series A Convertible Preferred Shares; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Series A Convertible Preferred Shares in respect of which such shares are being issued.

      4.9 Reservation of Shares. The Corporation shall reserve at all times so long as any Series A Convertible Preferred Shares remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Shares, sufficient shares of Common Stock to provide for the conversion of all outstanding Series A Convertible Preferred Shares.

      4.10 Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Convertible Preferred Shares require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the Series A Convertible Preferred Shares are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

      4.11 Valid Issuance. All shares of Common Stock which may be issued upon conversion of the Series A Convertible Preferred Shares will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes (except as otherwise provided in Subsection 4.9), liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

SECTION 5. VOTING RIGHTS.

      The holders of the Series A Preferred stock shall have no voting rights.

SECTION 6. PROTECTIVE PROVISIONS.

      So long as any Series A Convertible Preferred Share is outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding Series A Convertible Preferred Shares, alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock as to adversely affect such series.

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      Nothing herein shall require the consent or approval of the holders of the
Corporation's Common Stock to modify, change, amend or otherwise alter the provisions of this Certificate of Designation.

      IN WITNESS WHEREOF, the undersigned have executed this certificate on the 15th day of June, 2005.

                                          By /s/ C. Stanley Bailey
                                             -----------------------------------
                                                Chief Executive Officer

                                          By /s/ F. Hampton McFadden, Jr.
                                             -----------------------------------
                                                  Executive Vice President,
                                                General Counsel and Secretary

      The undersigned C. Stanley Bailey, Chief Executive Officer of The Banc Corporation, and F. Hampton McFadden, Jr., Executive Vice President, General Counsel and Secretary of The Banc Corporation, each certify that the matters set forth in this certificate are true and correct.

      Executed as of June 15, 2005.

                                          By /s/ C. Stanley Bailey
                                             ----------------------------------
                                                 Chief Executive Officer

                                          By /s/ F. Hampton McFadden, Jr.
                                             ----------------------------------
                                                  Executive Vice President,
                                                General Counsel and Secretary